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                                  EXHIBIT (11)

          COMPUTATION OF FULLY DILUTED EARNINGS PER SHARE (UNAUDITED)



                                               Quarter Ended      Year Ended
                                                December 31,     December 31,
                                              ----------------  --------------
 (Amounts in millions except per share data)    1995     1994     1995   1994
 -------------------------------------------  -------  -------  ------  ------

 EARNINGS

  Net earnings                                $   36   $   35   $   79  $   96
                                              =======  =======  ======  ======


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 SHARES (a)
  Weighted-average number of common shares
  outstanding                                    62.7     65.4    62.7    65.4
  Additional shares assuming conversion
  of stock options                                 .5       .1      .5      .1
                                              -------  -------  ------  ------
  Fully diluted shares                           63.2     65.5    63.2    65.5
                                              =======  =======  ======  ======


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 FULLY DILUTED EARNINGS PER SHARE (a)

  Net earnings                                $   .57  $  .54    $1.24   $1.46
                                              =======  =======  ======  ======



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

(a) Amounts adjusted or restated to reflect the effects of the Company's two-for-one stock split payable in the form of a 100 percent stock dividend authorized by the Board of Directors on February 20, 1996.